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                                                                   EXHIBIT 23.01


                               CONSENT OF KPMG LLP


The Board of Directors
Galileo International, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Galileo International, Inc. of our report dated January 31, 2000, except for Note 15 which is as of February 8, 2000, relating to the consolidated balance sheets of Galileo International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Galileo International, Inc. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

                                                          KPMG LLP

Chicago, Illinois
June 8, 2000